Citigroup Inc.
Deferred Cash Award Plan
Award Agreement
Summary

Citigroup Inc. (“Citigroup”) hereby grants to [NAME] (the “Participant”) the award summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2015 (“DIRAP”). The terms, conditions and restrictions of your award are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”). Deferred cash awards granted under the Deferred Cash Award Plan, as amended and restated effective as of January 1, 2015 (“DCAP”), are summarized, along with additional information, in the 2020 Deferred Cash Award Plan brochure dated [Date]1 (the “Brochure”) and the DCAP plan document.

For the award to be effective, you must accept below acknowledging that you have received and read the Brochure and this Agreement, including the Data Protection Statement. If you do not formally accept the terms and conditions of this award within the time period prescribed by Citigroup, the award summarized below will be withdrawn and canceled.

Summary of Participant’s 20__ Deferred Cash Award (the “Deferred Cash Award”)

Award Date	[Date]
Principal amount	[ ]
Notional interest rate (compounded annually)	[ ]%[2]
Vesting dates (and percentage vesting)	January __, 20__ (25%)[3] January __, 20__ (25%) January __, 20__ (25%) January __, 20__ (25%)

Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement (which includes the attached Terms and Conditions) and the Brochure (acknowledging hereby that I have read and that I understand such documents, which includes the Data Protection Statement), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

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1 Brochures are typically dated as of the Award Date, which is typically during the month of February of the year following the applicable performance year.

2 The notional interest rate is set in the October preceding the Award Date, and has been set at 120% of the long-term Applicable Federal Rate, compounded annually for that October. The notional interest rate for a Deferred Cash Awards granted in early 2020 were set at 2.23% and are expected to vary from year to year. As a result of European Banking Guidelines currently in effect, notional interest will not be paid on Deferred Cash Award granted to Material Risk Takers in the United Kingdom or the European Union, or elsewhere as contemplated by local regulations (“MRTs”). If permitted under applicable local regulations, MRTs may be granted a supplemental deferred cash award (a “Supplemental Award”) to compensate them for notional interest that will not be paid on their Deferred Cash Awards. The Supplemental Awards granted to these MRTs will have similar terms and conditions as their Deferred Cash Awards.

3 Pro-rata vesting over four years with the first vesting date beginning in January of the year following the year in which the Award is granted. Pro-rata vesting over three years with the first vesting date beginning in February of the year following the year in which the Award is granted (subject to post-vesting requirements) is applicable to MRTs.

CITIGROUP INC.    PARTICIPANT'S ACCEPTANCE:

By: ________________________    __________________________
[Name]    Name:
[Title]    GEID:

CITIGROUP INC.
2020 DEFERRED CASH AWARD PLAN
AWARD AGREEMENT
TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Deferred Cash Award described on the preceding Summary page. All references to a Deferred Cash Award in this Agreement will include any notional interest accrued thereon. Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries. The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors and any person with authority directly or indirectly delegated from the Committee.

1. Participant Acknowledgements. By accepting the Deferred Cash Award, Participant acknowledges that:

(a)He or she has read and understands the Brochure and these Terms and Conditions. Participant acknowledges that the official language of these documents is English, and that unofficial translations of program documents to a language Participant understands have been made available to Participant upon request to aid his or her understanding of the official English-language versions.

(b)Participant understands that the Deferred Cash Award and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he or she has no right to receive the Deferred Cash Award, or any incentive award, that receipt of a Deferred Cash Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)Because the Deferred Cash Award is intended to promote employee retention, among other interests, the Deferred Cash Award will be canceled if vesting conditions set forth herein are not satisfied or if a clawback provision is applied.

(d)Any actual, anticipated, or estimated financial benefit to Participant from the Deferred Cash Award (or any other incentive award) is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Deferred Cash Award nor any amounts payable in respect of the Deferred Cash Award will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)A Deferred Cash Award is an unsecured general obligation of any Employer that employed Participant during the deferral period applicable to an Award and, until paid in accordance with its terms, is subject to the claims of such Employer’s creditors. The currency in which Participant’s Deferred Cash Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

2. Vesting Conditions. Vesting of the Deferred Cash Award is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided in this Agreement. If the conditions to vesting are not satisfied as of the applicable vesting date(s) (including circumstances in which vesting occurs after termination of employment), the unvested portion of the Deferred Cash Award will be subject to cancelation as set forth in this Agreement.

(a)    Performance Vesting Condition and Clawback Applicable to Deferred Cash Awards.

(i)    Participant’s Deferred Cash Award are subject to the following condition (also a “Performance Vesting Condition”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its sole discretion, that Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions. The Committee has the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome” and all other undefined terms in this Agreement.

(ii)    Participant’s Deferred Cash Award are subject to the following clawback condition (the “General Clawback”). The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its judgment, that (1) Participant engaged in behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant; or (2) Participant failed to supervise or monitor individuals engaging in, or Participant failed to properly escalate, in accordance with the Company’s policies, behavior (i) constituting misconduct; (ii) constituting the exercise of materially imprudent judgment that caused harm to any of the Company’s business operations; or (iii) that resulted or could result in regulatory sanctions (whether or not formalized) to the Company and/or the Participant.

(iii)    The Performance Vesting Condition and General Clawback described in this Section 2(a) and other terms of the Award do not change during the deferral period of the Award, regardless of Participant’s status as an active or terminated employee or other change in employment status. This Performance Vesting Condition and General Clawback are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.

(b)     Citi Clawback, EU Clawback, and CRD4 Clawback.4

(i)Any unvested portion of a Deferred Cash Award will be canceled or forfeited if the Committee, in its judgment, determines that (1) Participant received the Award based on materially inaccurate publicly reported financial statements, (2) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (3) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (4) Participant has engaged in “gross misconduct” as defined in Section 3(f) hereof (the “Citi Clawback”).

(ii)In addition, if Participant has been designated as a “MRT” (a “U.K MRT” or an “EU MRT” as defined in Section 2(b)(iv) below), and the Committee determines (1) there is reasonable evidence that Participant engaged in misconduct or committed material error or was involved in or was responsible for conduct which resulted in significant losses in connection with his or her employment or failed to meet appropriate standards of fitness and propriety, or (2) the Company or Participant’s business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that any unvested shares in a Deferred Stock Award and/or the unvested portion of a Deferred Cash Award will be canceled or the cash payment that is or may otherwise become distributable or payable to Participant pursuant to this Agreement will be reduced (the “EU Clawback”).

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4 Agreement language may be updated as needed to comply with or otherwise respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.

(iii)    If Participant has been designated a “U.K. MRT” (as defined in Section 2(b)(iv) below), or was an employee of Citibank N.A. Italy branch during 20__5 (an “Italy Branch Employee”), and the Committee determines (1) that Participant participated in, or was responsible for, conduct which resulted in significant losses to Citigroup, (2) that Participant failed to meet appropriate standards of fitness and propriety, (3) there is reasonable evidence of employee misbehaviour or material error, (4) Citigroup or Participant’s business unit has a material failure of risk management, or (5) in the case of an Italy Branch Employee only, there is reasonable evidence that the Italy Branch Employee’s behaviour was in breach of a provision of Legislative Decree no. 385/1993 (the "Consolidated Banking Act") or any regulation promulgated under the Consolidated Banking Act that applies to the Italy Branch Employee, or there is reasonable evidence that the Italy Branch Employee’s behaviour was in breach of Citi Remuneration Rules as applicable in Italy, the Committee may, in its sole discretion, require repayment or otherwise recover from Participant an amount corresponding to some or all of any Award at any time prior to the seventh anniversary of the applicable Award Date set forth in the Award Summary on page 1 (the “CRD4 Clawback”). In determining whether to exercise the CRD4 Clawback, the Committee will take into account the factors it considers relevant in its sole discretion, and where the circumstances described in the preceding clause (4) arise, it will consider Participant’s proximity to the failure of risk management and his or her level of responsibility.
(iv)    For purposes of this Agreement, (1) a “U.K. MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the European Banking Authority Regulatory Technical Standards for identifying Material Risk Takers (the “EBA MRT Standards”) and the relevant rules of the Prudential Regulation Authority and the Financial Conduct Authority, (2) an “EU MRT” means an employee who has been designated by the Company as a “material risk taker” in accordance with the EBA MRT Standards and applicable country rules within the EU, and (3) a “MRT” means an employee who has been designated by the Company as either a U.K. MRT or an EU MRT.

(v)    If Participant has been designated a “U.K. MRT” (as defined in Section 2(b)(iv) above) and is performing a senior management function designated by the Prudential Regulation Authority, the period during which the CRD4 Clawback applies may be extended from the seventh anniversary to the tenth anniversary of the Award Date upon notice by the Company to Participant, which shall be given no later than the seventh anniversary of the Award Date; provided however, no such notice shall be given to Participant unless the Company has commenced an investigation into facts or events which it considers could potentially lead to the application of the CRD4 Clawback were it not for the expiry of the clawback period or it has been notified by a regulatory authority that an investigation has been commenced into facts or events which the Company considers could potentially lead to the application of the CRD4 Clawback were it not for the expiry of the clawback period.

(c)     Hold-back Period Applicable to MRTs.6 If Participant has been designated as a MRT, each portion of a Deferred Cash Award that vests pursuant to this Agreement will not be payable to Participant until the end of the period set forth in the Award Summary on page 1 of this Agreement that begins on the applicable vesting date, or, if earlier, the date of Participant’s death. Notwithstanding the foregoing, if the Company is required to withhold any tax upon the vesting of a portion of the Deferred Cash Award, the Company will withhold from the vested portion of the Deferred Cash Award to the extent permitted by applicable law, and the net after-tax amount will be payable when the vested installment is paid. If Participant’s employment is terminated pursuant to Section 3(f) of this Agreement, any portion of a Deferred Cash Award that is vested but unpaid pursuant to this Section 2(c) as of Participant’s termination date will be canceled.

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5 Insert performance year. For awards granted in early in 2020, the performance year was 2019.

6 Agreement language may be updated as needed to comply with or otherwise respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.

(d)    Notional Interest.7 Participant acknowledges that the Deferred Cash Award does not provide for actual interest payments but, if and when paid, includes an additional amount calculated with reference to an interest rate. This notional interest on a Deferred Cash Award will be calculated at the rate indicated in the Deferred Cash Award Summary on page 1 of this Agreement. The payment of a vested installment of a Deferred Cash Award will include the accrued notional interest on the value of the installment that vests after all conditions to vesting are satisfied.

(e)    Additional Conditions.

(i)    Once all applicable conditions to vesting have been satisfied, Participant’s vested Deferred Cash Award will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement. Vesting and payment in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and distribution or payment have been satisfied.

(ii)    Notwithstanding anything in this Agreement to the contrary, the Committee will suspend the vesting and payment of Participant’s Deferred Cash Award pending an investigation into whether there are circumstances that would prevent Participant’s Deferred Cash Award from vesting under the general vesting conditions, or subject the Deferred Cash Award to forfeiture pursuant to a clawback provision that is applicable to Participant’s Deferred Cash Award.

(iii)    If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions are, in fact, not satisfied with respect to any outstanding Award, the Award may be reduced or canceled. If it is subsequently determined (whether following an investigation or otherwise) that vesting conditions were, in fact, not satisfied with respect to an Award that should not have been paid or vested, Participant will be obligated, pursuant to Section 5 of this Agreement, to return or repay to the Company any improperly vested amounts.

3. Termination of Employment and Other Changes in Status. If Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Deferred Cash Award will be affected as provided in this Section 3. If Participant’s employment with the Company terminates for any reason not described below, the Deferred Cash Award will be canceled.

(a)    Voluntary Resignation. If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 3(j), (k) or (l) below, vesting of the Deferred Cash Award will cease on the date Participant’s employment is so terminated; the unvested portion of a Deferred Cash Award will be canceled and Participant will have no further rights of any kind with respect to the Deferred Cash Award. For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment, unless otherwise required by law.

(b)    Disability. The Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback, during Participant’s approved disability leave pursuant to a Company disability policy. If Participant’s approved disability leave ends in a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, Participant’s unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback.

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7 As a result of European Banking Guidelines currently in effect, notional interest will not be paid on Deferred Cash Awards and Supplemental Awards granted to MRTs.
(c)    Approved Personal Leave of Absence (Non-Statutory Leave).

(i)    The Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback, during the first six months of Participant’s personal leave of absence that was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”). The unvested portion of a Deferred Cash Award will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii)    If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, the Deferred Cash Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) before the approved personal leave of absence exceeds six months, an unvested Deferred Cash Award will continue to vest on schedule subject to Section 3(k).

(d)    Statutory Leave of Absence. An unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions, including, without limitation, the Citi Clawback and the General Clawback of this Agreement during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”). If Participant’s employment terminates for any reason during a statutory leave of absence, the Deferred Cash Award will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) during a statutory leave of absence, an unvested Deferred Cash Award will continue to vest on schedule, subject to Section 3(k).

(e)    Death. If Participant’s employment terminates by reason of Participant’s death, or if Participant dies following a termination of his or her employment the amount, Participant’s unvested Deferred Cash Award will vest upon Participant’s death and will be paid to Participant’s estate as soon as practicable, provided, however, that if a clawback provision applicable to Participant’s Deferred Cash Award has been triggered by circumstances existing at the time of Participant's death, Participant’s unvested Deferred Cash Award will be reduced or canceled accordingly.

(f)    Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), vesting of the Deferred Cash Award will cease on the date Participant’s employment is so terminated; any vested but unpaid portion of a Deferred Cash Award will be canceled as of the date Participant’s employment is terminated and Participant will have no further rights of any kind with respect to the Deferred Cash Award. For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition during employment by the Company with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct under the Company’s guidelines.

(g)    Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, an unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback.

(h)    Transfer to Non-Participating Subsidiary. If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), the unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback. If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 3(g) will apply to the Deferred Cash Award. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(i)    Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity where the Company ceases to own at least 50% of the voting power or value of the equity of the employing entity (hereinafter, a “change in control”), an unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback. For purposes of this Section 3(i), “Company” means Citigroup and its consolidated subsidiaries.

(j)    Voluntary Resignation to Pursue Alternative Career. If Participant has not met the conditions of Section 3(k) and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career (i) in government service, (ii) for a bona fide charitable institution, or (iii) as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), the unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback, and the applicable guidelines (or until such earlier date on which Section 3(e) applies); provided that in the event of resignations described in Sections 3(j)(ii) and (iii), Participant remains continuously employed in the alternative career (or a new alternative career) until each scheduled vesting date and Participant provides by each subsequent vesting date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant vesting date, the unvested Deferred Cash Award will be canceled.

(k)    Satisfying the “Rule of 60.”

(i)    Except as provided in Section 3(k)(ii) below, if Participant (1) meets the Rule of 60 (as defined below), and (2) is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed directly or indirectly, by a Significant Competitor of the Company (as defined in Section 3(l) below) the unvested Deferred Cash Award will continue to vest on schedule subject to all other provisions of this Agreement, including, without limitation, the Citi Clawback and the General Clawback. For purposes of this Agreement, Participant will meet the Rule of 60 if Participant is (A) at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (B) under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”). Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(ii)    If at the time of Participant’s voluntary termination with the Company, Participant satisfies the requirements of Section 3(k)(i) and (1) Participant’s work location is in Massachusetts or (2) Participant is a Massachusetts resident, Participant will be required to sign a separation agreement, in connection with Participant’s termination of employment that contains the Significant Competitor provision described in Section 3(l) below. In the event the Participant does not sign the separation agreement, or rescinds it within seven business days after signing it, the Deferred Cash Award will be canceled under Section 3(a) above.

(l)    Definition of “Significant Competitor;” Certification of Compliance.

(i)    For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and which may be updated by the Company from time to time in its discretion. Employment by a Significant Competitor includes service on a board of directors or similar governing body of any Significant Competitor (including subsidiaries or affiliates) that is also listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement. For purposes of this Section 3(m), “Company” means Citigroup and any of its subsidiaries.

(ii)    Whenever a Deferred Cash Award continues to vest pursuant to Section 3(k) or (l) following a termination of employment, the vesting of the Deferred Cash Award will be conditioned upon Participant’s providing by each subsequent vesting date, if requested by the Company, a written certification that Participant has complied with the terms and conditions of Sections 3(k) and 3(l)(i) in a form satisfactory to the Company and the companies listed in the full “Compensation Peer Group” in Citigroup’s most recent annual Proxy Statement at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant vesting date, vesting of the Deferred Cash Award will cease as of the date that is immediately prior to the vesting date, the unvested portion of the Deferred Cash Award will be canceled, and Participant will have no further rights of any kind with respect to such Award.
(m)    Suspension of Employment. If the Company suspends Participant’s employment (with or without pay) during an investigation, then all vesting of any Award will likewise be suspended pending the outcome of the investigation. If Participant’s employment terminates for any reason during or after such investigation, then the termination of employment will, for purposes of the Award and vesting related thereto, be effective as of the date of the suspension.

4. Transferability.

(a)    An unvested Deferred Cash Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Deferred Cash Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Deferred Cash Award. During Participant’s lifetime, all rights with respect to the Deferred Cash Award will be exercisable only by Participant, and any and all payments in respect of the Deferred Cash Award will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Deferred Cash Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Deferred Cash Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(b)    Citigroup may assign the legal obligation to pay Participant’s Deferred Cash Award to Participant’s employer without the consent of Participant.

5. Repayment Obligations and Right of Set-Off.

(a)     Repayment Obligations. If the Committee determines that all conditions to vesting and payment of the Deferred Cash Award (or any portion thereof) were not satisfied in full, the Committee will cancel such vesting and immediately terminate Participant’s rights with respect to such Deferred Cash Award (or improperly vested portion thereof). If any such Deferred Cash Award (or improperly vested portion thereof) has already been paid, Participant agrees, upon demand, to pay the Company the amount of any cash paid in settlement of the vesting of such Deferred Cash Award (or improperly vested portion thereof), without reduction for any amounts withheld to satisfy withholding tax or other obligations due at the time such payment that is subsequently determined to have been improperly made.
(b)    Right of Set-Off. Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds otherwise payable to Participant pursuant to the Deferred Cash Award or any award under any award program administered by Citigroup to offset (i) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; or (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any award agreement, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that Participant owes the Company or its affiliates. The Company may not retain such funds and set-off such obligations or liabilities, as described above, until such time as they would otherwise be payable to Participant in accordance with the Deferred Cash Award terms. Only after-tax amounts will be applied to set-off Participant’s obligations and liabilities and Participant will remain liable to pay any amounts that are not thereby satisfied in full.

6. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Deferred Cash Award and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

7. Plan Administration. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP plan document. The Committee, and its delegates, including the Plan Administrator (as defined in the DCAP plan document), has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of this Agreement or the DCAP provisions or the administration of the Deferred Cash Award (including but not limited to determining exchange rates for Deferred Cash Award settlement), and will have the exclusive and final authority to determine all calculations of Deferred Cash Award amounts, including notional interest. The Committee, and its delegates, including the Plan Administrator, has the exclusive authority to establish administrative procedures to implement the terms of the Deferred Cash Award. Any such procedure will be conclusive and binding on Participant.

8. Taxes and Tax Residency Status.

(a)    Compliance. By accepting the Deferred Cash Award, Participant agrees to pay all applicable taxes (or hypothetical tax if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of the Deferred Cash Award until the vesting of the Deferred Cash Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

(b)    Deferred Cash Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of a Deferred Cash Award or at such times as otherwise may be required in connection with a Deferred Cash Award, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law, or withhold hypothetical tax pursuant to a Citigroup Expatriate policy, and Participant will be paid the after-tax amount. If a tax the Company is required to withhold is due prior to vesting and withholding is prohibited by applicable law or regulatory guidance, Participant will be required to pay the amount of the applicable tax due to the Company. The Award will be subject to cancelation if Participant fails to make any such required tax payment.

9. Entire Agreement; No Right to Employment. The plan and program documents, the Brochure and this Agreement constitute the entire understanding between the Company and Participant regarding the Deferred Cash Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

10. Adjustments to the Deferred Cash Award.

(a)    Modifications. The Committee retains the right to modify Participant’s Deferred Cash Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent. Citigroup will furnish or make available to Participant a written notice of any modification through a supplement to the Brochure or otherwise, which notice will specify the effective date of such modification. Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(b)    Adverse Consequences. Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made to a Deferred Cash Award.

11. Section 409A and Section 457A Compliance.

(a)    Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Deferred Cash Award or the DCAP plan document is not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and a Deferred Cash Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Deferred Cash Award. In such circumstances, Citigroup may, but will not be required to, modify or amend the Deferred Cash Award, as provided by the DCAP plan document. However, Participant acknowledges that there is no guarantee that the Deferred Cash Award, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)    Specified Employees. If a Deferred Cash Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Deferred Cash Award be administered, to provide for any payment to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period,

Participant will not be entitled to interest, notional interest, or any compensation for any loss in market value or otherwise which occurs with respect to the Deferred Cash Award during such deferral period.

12. Compliance with Regulatory Requirements. The Deferred Cash Award is subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

13. Arbitration; Conflict; Governing Law; Severability.

(a)    Arbitration. Any disputes related to the Deferred Cash Award will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to the Deferred Cash Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association. To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis. Accordingly, Participant may not participate as a class or collective action representative, or as a member of any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum. Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)    Conflict. This Agreement will control in the event of a conflict between this Agreement and the Brochure. In the event of a conflict between this Agreement and the DCAP plan document, the DCAP plan document will control.

(c)    Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)    Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the DCAP plan document as if the illegal or invalid provision did not exist.

14. Disclosure Regarding Use of Personal Information.

(a)    Data Protection Statement and Use of “Personal Information.”

(i)    Where the General Data Protection Regulation (2016/679) (“GDPR”) applies, please refer to the Data Protection Statement attached as Schedule 1.8

(ii)    Where the GDPR does not apply, the following provisions apply:

In connection with the grant of the Deferred Cash Award, and any other award under other incentive award programs, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that the Company may collect, process, use, store and transfer for the purposes outlined above includes Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, shall be for the performance of this Agreement and the Company’s internal administration of its incentive award programs, and in connection with tax or other governmental and regulatory compliance activities directly

_______________________________

8 Agreement language may be updated as needed to comply with or otherwise respond to changes or anticipated changes in law, regulation, or regulatory guidance or in Company policy.
or indirectly related to an incentive award program, including the prevention, detection and prosecution of crime or other grounds of public interest. In accordance with the Company’s personal information and data policies and standards, personal information may be stored in, or accessed from or transferred to countries where data privacy laws may not be as protective as those in the country from which the personal information was provided. Participant agrees to the processing of personal information as described herein under confidentiality and privacy terms to the same standard set out herein. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the DCAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

(b)    Participant’s Consent (not applicable where the GDPR applies). BY ACCEPTING THE DEFERRED CASH AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER DEFERRED CASH OR OTHER AWARD, AS DESCRIBED ABOVE.

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SCHEDULE 1- DATA PROTECTION STATEMENT (APPLICABLE WHERE THE GDPR APPLIES)

Data Controller	Citigroup Inc.
Data Protection Officer	EMEA Chief Privacy Officer [Contact Information Intentionally Omitted]
Purpose and grounds for data processing
Implementation and administration of DIRAP and DCAP, including, a participant’s actual participation, or consideration by the Company for potential future participation, in any similar or equivalent award plan or program.
Data processing is necessary for the performance of this Agreement to which you, the data subject, are party, or in order to take steps in connection with the Company considering you for any future participation in any similar or equivalent award plan or program.

Retention period
The Company will hold your personal information on its systems for the longest of the following periods: (i) as long as is necessary during your participation in DIRAP or DCAP; (ii) any retention period that is mandated by law; (iii) the Compensation Planning retention periods set out in the Company’s Retention Management Policy which are measured from maturity or from DIRAP or DCAP being superseded as follows:
Lithuania staff: 6 years
Malta and Romania staff: 10 Years
All other 25 EU countries: 7 Years
US Persons: 6 Years

Categories of Personal Information
Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.

Recipients of Personal Information
(i) Human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States;
(ii) Participant’s U.S. broker and equity account administrator and trade facilitator;
(iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors;
(iv) The Committee or its designee, which is responsible for administering the DIRAP and DCAP;
(v) The Company’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and
(vi) Internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise).

Details of transfers outside the EU
Participant’s personal data may be transferred to the United States or another country that has not been certified by the European Commission as offering equivalent or "adequate protection" to the EU country of your last employment (or current residence). Information that is transferred between Citigroup and its affiliates is done in accordance with the Company’s Binding Corporate Rules. Where personal data is transferred to non-affiliated organizations (for the execution of investments, payments or any other transactions), the Company shall procure that such non-affiliated organizations agree to a similar level of protection as is provided under the Company’s Binding Corporate Rules.

Individual rights
Under the General Data Protection Regulation (EU) 2016/679 individuals have data subject rights including the right to access and correct personal data for data processed by or on behalf of any entity affiliated with the Company in the EU/EEA. You may exercise these rights by sending a written request to the EMEA Chief Privacy Officer identified above.

Right to complain
If you are unhappy with the way the Company has handled your personal information or any privacy query or request that you have raised with the EMEA Chief Privacy Officer, you have a right to lodge a complaint with a competent supervisory authority, in particular in the Member State of your habitual residence or place of work, of an alleged infringement of the GDPR.